Exhibit 4.10

BRIGHTSOURCE ENERGY, INC.

AMENDMENT TO THE

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Amendment to the Amended and Restated Investors’ Rights Agreement (“Amendment”) is made as of March 19, 2012, between BrightSource Energy, Inc., a Delaware corporation (the “Company”), the parties set forth on the signature pages hereto (the “Majority Investors”) and Caithness Development, LLC (“Caithness”).

WHEREAS, the Company and certain investors have entered into an Amended and Restated Investors’ Rights Agreement dated December 28, 2010, which was amended as of March 11, 2011 by the Company and the Majority Investors (the “Rights Agreement”).

WHEREAS, the Company and ALSTOM Power Inc. (“Alstom”) are parties to the Common Stock Purchase Agreement dated March 19, 2012 (the “Alstom Purchase Agreement”).

WHEREAS, the Company and Caithness are parties to the Common Stock Purchase Agreement dated March 19, 2012 (the “Caithness Purchase Agreement”).

WHEREAS, in order to induce Alstom to purchase Common Stock and invest additional funds in the Company pursuant to the Alstom Purchase Agreement and in order to induce Caithness to purchase Common Stock and invest funds in the Company pursuant to the Caithness Purchase Agreement, the Company has agreed to grant each of Alstom and Caithness certain registration rights with respect to the shares of the Company’s Common Stock issuable under their respective Purchase Agreements, as well as the certain other rights stated below, and the holders of a majority of the Registrable Securities (as defined in the Rights Agreement) desire to amend the Rights Agreement accordingly.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree, on behalf of themselves and on behalf of all of the Investors (as such term is defined in the Rights Agreement), as follows:

1. The Company and the Majority Investors hereby amend the Rights Agreement to include the Common Stock issued under the Alstom Purchase Agreement and under the Caithness Purchase Agreement as “Registrable Securities” subject to the provisions set forth below.

2. The definition of “Registrable Securities” under Section 1.1(k) of the Rights Agreement shall be amended in its entirety to read as follows:

“(k) “Registrable Securities” means (i) the shares of Common Stock issuable or issued upon conversion of the Series A, Series B, Series C, Series D and Series E Preferred Stock held by the Holders and any assignee thereof in accordance with Section 1.12 of this Agreement, (ii) the shares of Common Stock issuable or issued upon conversion of the Series A Preferred Stock issuable or issued upon exercise of those certain warrants dated August 28, 2006 to funds affiliated with VantagePoint Venture Partners (“VPVP”), as amended, (iii) the shares of Common Stock issued under and pursuant to the terms of the Series D Preferred Purchase Agreement, dated February 2, 2010, by and between the Company and certain Investors, as amended, (iv) the shares of Common Stock issuable or issued upon conversion of the Preferred Stock issuable or issued upon exercise of that certain warrant dated December 28, 2010 to Hercules Technology Growth Capital, Inc., (v) the shares of Common Stock issued under and pursuant to the terms of the Alstom Common Stock Purchase Agreement, (vi) the shares of Common Stock issued under and pursuant to the terms of the Caithness Common Stock Purchase Agreement, and (vii) any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in (i), (ii), (iii), (iv), (v) and (vi); excluding, however, in all cases any Registrable Securities sold in a transaction in which the rights under this Agreement are not assigned, or any shares for which registration rights have terminated pursuant to Section 1.15 of this Agreement;”

3. The Company and the Majority Investors hereby approve of amending and restating Section 1.15 to read in its entirety as follows:

“1.15 Termination of Registration Rights. No Holder other than Alstom shall be entitled to exercise any right provided for in this Section 1 after the earlier of (i) five (5) years following the consummation of a Qualified IPO, (ii) with respect to any Holder, at such time after the Qualified IPO as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares during a three-month period without registration, or (iii) upon termination of the Agreement, as provided in Section 3.1. Alstom shall not be entitled to exercise any right provided for in this Section 1 after the earlier of (i) ten (10) years following the consummation of a Qualified IPO, (ii) when Alstom is no longer an “affiliate” of the Company, as such term is defined under the Securities Act, or (iii) upon termination of the Agreement, as provided in Section 3.1.”

4. The Company and the Majority Investors hereby approve of amending the Rights Agreement to add new Sections 2.14, 2.15 and 2.16 that read in their entirety as follows:

“2.14. Notice of Future Sales of Securities to an Alstom Competitor.

(a) In the event that the Company receives any bona fide written offer (an “Offer”) from a Competitor of Alstom with respect to the purchase of any shares of or securities convertible into or exercisable for any shares of, any class of its capital stock (the “Shares”) where such Shares along with any other Shares of the Company owned by such Competitor of Alstom cumulatively represent a Minority Investment, the Company shall notify Alstom within three (3) days of the receipt of the Offer (the “Minority Investment Notice”) setting forth the identity of the prospective purchaser, the number of

Shares proposed to be purchased (the “Offered Shares”), the price per Offered Share contained in the Offer (the “Offer Price”), the method and timing of payment, and any other relevant terms applicable thereto. For a period of thirty (30) days following receipt of the Minority Investment Notice, Alstom shall have the right to provide written notice to the Company of an offer to purchase from the Company the Offered Shares, including Alstom’s purchase price of the Offered Shares, the method and timing of payment, and any other relevant terms applicable thereto. The Company reserves the right to accept or decline the Offer or Alstom’s offer, in its sole discretion and for any reason.

(b) In the event that the Company receives an Offer from a Competitor of Alstom with respect to the purchase of any Shares, where such Shares along with any other Shares of the Company owned by such Competitor of Alstom cumulatively represent 50% or more of the voting stock of the Company (“Majority Interest”), the Company shall notify Alstom as soon as reasonably practicable but no later than one (1) business day after the receipt of the Offer (the “Majority Investment Notice”) setting forth that an offer to acquire a Majority Interest in the Company has been received but not including the terms of the Offer. For a period of five (5) business days from notice of the initial Offer, Alstom shall have the right to provide written notice to the Company of an offer to purchase at least the same percentage of the Company, including Alstom’s purchase price for such interest, the method and timing of payment, and any other relevant terms applicable thereto; provided that if the initial Offer expires before or after five (5) business days, then Alstom shall have until twelve (12) hours prior to the expiration of the Offer to provide written notice. The Company reserves the right to accept or decline the Offer or Alstom’s offer, in its sole discretion and for any reason.

(c) For purposes of this Section 2.14, a “Competitor of Alstom” shall be one of the companies listed on Schedule 1 attached hereto.

(d) For purposes of this Section 2.14, a “Minority Investment” means the ownership of less than 50% of the outstanding voting stock of the Company on an as-converted basis.

2.15. Notification of Stockholder Filings with the SEC. The Company shall promptly notify Alstom if a Competitor of Alstom files any reports with the SEC in connection with its beneficial ownership of the Company’s common stock, including, but not limited to, Schedule 13G.

2.16. Participation Rights. In addition to any other rights Alstom may have under this Agreement:

(a) Except to the extent expressly prohibited by law or the rules of the principal securities exchange on which the Common Stock is then listed or traded, other than as set forth in Section 2.16(b) and (d), if the Company at any time shall propose to issue any Shares following consummation of a Qualified IPO (a “Post-IPO Issuance”), such Shares being referred to as the “Participation Shares”, Alstom shall have the right to purchase for cash directly from the Company up to its Ownership Percentage of such Participation Shares at the same purchase price (including any assumed indebtedness and valuing any non-cash consideration at its fair market value, as in good faith determined by the Board of Directors) as the price for the Participation Shares to be issued. The

Company shall provide such information, to the extent reasonably available, relating to any non-cash consideration as Alstom may reasonably request in order to evaluate any such non-cash consideration.

(b) The Company shall provide Alstom with written notice stating (i) the number of such Shares to be offered and (iii) the price and terms, if any, upon which it proposes to offer such Shares (the “Participation Notice”). In the event that Alstom elects to exercise its purchase rights pursuant to this Section 2.16, Alstom shall provide to the Company written notice of such election (the “Election Notice”) to purchase any amount up to its Ownership Percentage of the Participation Shares hereunder (i) in the case that the Post-IPO Issuance is to be made in a public offering under the Securities Act, within fifteen (15) days after receiving the Participation Notice, or (ii) in the case that the Post-IPO Issuance is to be made in a private placement, within thirty (30) days after receiving the Participation Notice, which notice in each case shall specify the number of Participation Shares to be purchased by Alstom (not to exceed its Ownership Percentage of the Participation Shares). Alstom shall make its purchase of Participation Shares concurrently with the related Post-IPO Issuance by the Company on the same terms and subject to the same conditions as applicable to the other purchaser or purchasers.

(c) In the event that the Post-IPO Issuance by the Company that gave rise to the exercise by Alstom of its purchase rights pursuant to this Section 2.16 shall be terminated or abandoned by the Company without the issuance of any securities, then the purchase rights of Alstom pursuant to this Section 2.16 shall also terminate (but not any subsequent or future issuance), and if any funds in respect thereof have been paid to the Company by Alstom, they shall be refunded in full. Notwithstanding anything to the contrary contained herein, if (i) the price or any other material terms upon which the Company proposes to issue such Participation Shares are amended by the Company following the delivery to Alstom of the Participation Notice or (ii) the offering of Participation Shares to which a Participation Notice relates is not completed within ninety (90) days from the delivery of such notice to Alstom, Alstom’s election with respect to the purchase of Participation Shares covered by such Participation Notice shall be void and the Company shall be obligated to deliver a new Participation Notice to Alstom, and Alstom shall be entitled to make a new election with respect to the purchase by it of Participation Shares covered by such new notice in accordance with the procedure specified in this Section 2.16.

(d) The provisions of this Section 2.16 shall not apply to, and Alstom shall not have any participation rights under this Section 2.16 with respect to, any of the following types of Post-IPO Issuances by the Company:

(i) any Post-IPO Issuance of Shares solely to officers, employees, directors or consultants of the Company in connection with such person’s employment or consulting arrangements with the Company or the service of such person as a director;

(ii) any Post-IPO Issuance of Shares (a) in any business combination or acquisition transaction involving the Company, (b) in connection with the incurrence or guarantee of indebtedness by the Company or a commercial property lease transaction or equipment financing transaction, or (c) issued pursuant to the conversion or exercise of convertible or exercisable securities or other rights to acquire Shares outstanding as of the date of this Agreement, including without limitation, warrants, notes, options or other rights to acquire Shares; or

(iii) any Post-IPO Issuance of Shares in connection with any stock split, stock dividend or recapitalization approved by the Board of Directors (so long as all holders of the same class or series of Shares are treated equally with all other holders of such class or series of Shares).

(e) For purposes of this Section 2.16, the following terms have the meanings set forth below:

(i) “Ownership Amount” means, as of the date of the relevant Election Notice, all the Common Stock held by Alstom.

(ii) “Ownership Percentage” means, as of the date of the relevant Election Notice, a fraction, the numerator of which is the Ownership Amount and the denominator of which is the total number of outstanding Common Stock as of the date of the relevant Participation Notice.

2.17. Termination of Covenants. Sections 2.14, 2.15 and 2.16 shall terminate and be of no further force or effect after such time as Alstom no longer holds at least 12.5% of the outstanding Common Stock of the Company.

2.18 Inducement. Each of the Company and Alstom acknowledge that Sections 2.14, 2.15 and 2.16 are a significant inducement for Alstom to enter into the Alstom Purchase Agreement and the absence of such provisions would have resulted in a failure to induce Alstom to enter into the Alstom Purchase Agreement.”

5. The Company and the Majority Investors hereby amend the Rights Agreement to include Caithness as a “Holder” and an “Investor” under the Rights Agreement. Caithness agrees to become a party to the Rights Agreement and to be bound by the obligations contained in the Rights Agreement, including without limitation the “Lock-Up Agreement” contained in Section 1.14 of the Rights Agreement. All notices and other communications under the Rights Agreement to be made to Caithness shall be made at the address specified below and thereafter at such other address, notice of which is given in accordance with Section 3.7 of the Rights Agreement:

Caithness Development LLC
565 Fifth Avenue, 29th Floor
New York, NY 10017
Attn: John A. McNamara
Fax: 212-921-9099

6. The holders of Registrable Securities, on behalf of themselves and all holders of Registrable Securities pursuant to Section 3.4 of the Rights Agreement, hereby waive the Right of First Offer set forth in Section 2.3 of the Rights Agreement and any notice requirements related thereto with respect to the issuance of the Common Stock to Alstom under and pursuant to the terms of the Alstom Purchase Agreement and the issuance of Common Stock to Caithness under and pursuant to the terms of the Caithness Purchase Agreement.

7. The Company represents and warrants that the Majority Investors represent the requisite holders to amend the Rights Agreement pursuant to Section 3.4 of the Rights Agreement.

8. The Rights Agreement as modified herein shall remain in full force and effect as so modified.

9. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[signature pages follow]

The parties have executed this Amendment to the Amended and Restated Investors’ Rights Agreement as of the date first above written.

COMPANY:

BRIGHTSOURCE ENERGY, INC.

By:	/s/ John Woolard
John Woolard
President and Chief Executive Officer

Address:	1999 Harrison Street
Suite 2150
Oakland, CA 94612
United States of America

The parties have executed this Amendment to the Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

CAITHNESS DEVELOPMENT, LLC

By:	/s/ John A. McNamara
Name:	John A. McNamara
Title:	Senior Vice President, Finance

The parties have executed this Amendment to the Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

VantagePoint CleanTech Partners II, L.P.
By:	VantagePoint CleanTech Associates II, L.P.
By:	VantagePoint CleanTech II Management, Ltd. Its General Partner

By:	/s/ Alan E. Salzman
Name: Alan E. Salzman
Title: Chief Executive Officer

VantagePoint Venture Partners 2006 (Q), L.P.
By:	VantagePoint Venture Associates 2006, L.L.C., Its General Partner

By:	/s/ Alan E. Salzman
Name: Alan E. Salzman
Title: Managing Member

VantagePoint CleanTech Partners, L.P.
By:	VantagePoint CleanTech Associates, L.L.C., Its General Partner

By:	/s/ Alan E. Salzman
Name: Alan E. Salzman
Title: Managing Member

VantagePoint Venture Partners IV(Q), L.P.
By:	VantagePoint Venture Associates IV, L.L.C., Its General Partner

By:	/s/ Alan E. Salzman
Name: Alan E. Salzman
Title: Managing Member

VantagePoint Venture Partners IV Principals Fund, L.P.
By:	VantagePoint Venture Associates IV, L.L.C., Its General Partner

By:	/s/ Alan E. Salzman
Name: Alan E. Salzman
Title: Managing Member

VantagePoint Venture Partners IV, L.P.
By:	VantagePoint Venture Associates IV, L.L.C., Its General Partner

By:	/s/ Alan E. Salzman
Name: Alan E. Salzman
Title: Managing Member

The parties have executed this Amendment to the Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

ALSTOM POWER INC.

By:	/s/ Timothy F. Curran

Name:	Timothy F. Curran
(print)

Title:	President, Alstom Power Inc.

The parties have executed this Amendment to the Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

DRAPER FISHER JURVETSON GROWTH FUND 2006, L.P.
By: Draper Fisher Jurvetson Growth Fund 2006 Partners, L.P. Its: General Partner
By: DFJ Growth Fund 2006, Ltd. Its: General Partner

By:	/s/ Mark W. Bailey
Name: Mark W. Bailey
Title: Director

DRAPER FISHER JURVETSON PARTNERS GROWTH FUND 2006, LLC

By:	/s/ Mark W. Bailey
Name: Mark W. Bailey
Title: Authorized Member

DRAPER FISHER JURVETSON FUND VIII, L.P.

By:	/s/ John Fisher
Name: John Fisher
Title: Managing Director

DRAPER FISHER JURVETSON FUND VIII, LLC

By:	/s/ John Fisher
Name: John Fisher
Title: Managing Director

DRAPER ASSOCIATES, L.P.

By:	/s/ Timothy C. Draper
Name: Timothy C. Draper
Title: General Partner

Schedule 1

Competitor of Alstom

General Electric

Siemens

Shanghai Electric Group

MHI (Mitsubishi Heavy Indsutries, Ltd.)

Doosan Corporation

BHEL (Bharat Heavy Electricals Limited)

Dong Fang Electric

Harbin Electric

Hitachi

ABB Group